Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of iShares® Gold Trust Micro of our report dated June 18, 2021 relating to the financial statements of iShares® Gold Trust Micro, which appears in this Registration Statement. We also consent to the reference to us under the heading "Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 18, 2021